Exhibit 10.1

THIRD

AMENDMENT TO EMPLOYMENT AGREEMENT

JEFFREY M. STAMPS, R.Ph. (“Employee”), and OMNICARE MANAGEMENT COMPANY, a Delaware corporation (the “Company”), hereby agree as follows:

1.	Recitals

(a) The Company and Employee have entered into an employment agreement, dated June 1, 1999 (the “Employment Agreement”);

(b) The Company and Employee amended the Employment Agreement by mutual written agreement on December 31, 2002 and December 29, 2008 (the “Prior Amendments”); and

(c) The Company and the Employee wish to amend the Employment Agreement as set forth below.

2.	Amendments

(a) Section 2.2 is hereby deleted and replaced with the following:

“Employee will be eligible to participate in the benefits program provided by the Company to its senior executives. In addition, commencing in 2008 plan year, the Company will contribute annually an amount equal to eight (8) % of Employee’s annual cash compensation to an account for Employee pursuant to the Omnicare, Inc. Rabbi Trust For Deferred Compensation Arrangements (the “Rabbi Trust”) which will vest in five (5) equal annual installments commencing one year following the date each such contribution should be made, such contribution will be credited at least 120 days after the end of each calendar year; provided, however, that the Company shall have no obligation to make any such contribution (and it shall not make any such contribution) at any time such contribution (if made) would result in a transfer of property (within the meaning of Section 83 of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”)) by operation of Section 409A(b) of the Code. For purposes of the Rabbi Trust, “total cash compensation” shall include, in each applicable plan year, the Base Salary, cash bonuses and any income received or recognized by the Employee on restricted stock awards held by him for such year (plus payments received by Employee as, or in lieu of, dividends on such restricted stock awards for such year).”

(b) The second sentence of Section 3.4(a) is hereby deleted and replaced with the following:

“If the Company terminates this Agreement other than a Termination for Cause, (i) Employee shall receive as severance pay continued payment of his Base Salary (as the term is defined in Section 2.1 of this Agreement) until the date of the expiration of this Agreement but in no event less than a period of eighteen (18) months, such payment to be made in accordance with the Company’s standard payroll practices and with the first such payment to be made not later than thirty (30) days after Employee’s Separation from Service occurs; (ii) the Rabbi Trust contributions Employee has received pursuant to Section 2.2 shall vest immediately upon termination; and (iii) any restricted stock or stock options Employee has received from Omnicare, to the extent then outstanding and unvested, shall vest immediately upon termination.”

(c) Article 3 of the Employment Agreement is hereby amended by adding a new Section 3.6 to read in its entirety as follows:

“3.6 Parachute Tax Indemnity.

(a) If it shall be determined that any amount, right, or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Employee’s benefit (whether paid or payable or distributed or distributable hereunder or otherwise, including, without limitation, in connection with a change in control of the Company, but determined without regard to any additional payments required under this Section 3.6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any such Gross-Up Payment shall be made as soon as reasonably practicable following such determination and in all events not later than the end of Employee’s taxable year following Employee’s taxable year in which the tax was remitted.

(b) All determinations required to be made under this Section 3.6, including whether and when Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as shall be designated jointly by Employee and the Company (the “Accounting Firm”), which shall be permitted to designate an independent counsel to advise it for this purpose. The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm and its legal counsel shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3.6, shall be paid by the Company to Employee (or to the Internal Revenue Service (the “IRS”) on Employee’s behalf) within five (5) days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the IRS may assert that an Excise Tax is due that was not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section 3.6 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Employee (or to the IRS on Employee’s behalf).

(c) Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after Employee receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Employee and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Section 3.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. Any payment or reimbursement made to Employee pursuant to this Section 3.6 shall be made as soon as reasonably practicable following the date the related cost or expense was incurred or tax was remitted, as the case may be, and in all events not later than the end of Employee’s taxable year following Employee’s taxable year in which the cost or expense was incurred or tax was remitted, as the case may be.

(d) If, after Employee’s receipt of an amount advanced by the Company pursuant to this Section 3.6, Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Employee’s receipt of an amount advanced by the Company pursuant to this Section 3.6, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) The provisions of this Section 3.6 shall survive the expiration of Employee’s term of employment hereunder.”

3.	General

Except as previously changed by the Prior Amendment and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of April 11, 2009.

EMPLOYEE	OMNICARE MANAGEMENT COMPANY

/s/ Jeffrey M. Stamps		/s/ Thomas R. Marsh
Jeffrey M. Stamps, R.Ph.	By:	Thomas R. Marsh
	Title:	Assistant Treasurer